Exhibit 99.2

HHS Cancels VaxGen’s Anthrax Vaccine Contract

BRISBANE, California – December 19, 2006  – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that the Department of Health and Human Services (HHS) has terminated for default the company’s contract to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. HHS based the decision on its determination that VaxGen “failed to successfully cure the condition endangering performance and failed to” meet a milestone imposed by HHS that required VaxGen to initiate a clinical trial of the vaccine candidate by December 18, 2006.

Under the terms of the contract (HHSO100200500001C), and as is typical in government contracting, HHS reserved its right to hold VaxGen liable for any excess costs of procuring an anthrax vaccine. HHS has given no indication whether it will exercise this right. According to the Federal Acquisition Regulation, the government could be entitled to recover excess costs if HHS procured the same or similar anthrax vaccine from another contractor.

VaxGen is actively exploring its strategic and legal alternatives. The company has the right to appeal the termination and/or any government claim for excess costs associated with the procurement of an alternative anthrax vaccine.

For more information about VaxGen, please visit the company’s web site at www.vaxgen.com.

Contacts:
Lance Ignon
Vice President, Corporate Affairs
(650) 624-1016

Kesinee Angkustsiri Yip
Associate Director, Corporate Affairs
(650) 624-1041